                                                                  EXHIBIT 3.1
[SEAL]

                            ARTICLES OF INCORPORATION

                                       OF

                             SEDMET EXPLORATION INC.

                                    ARTICLE I


         The name of the corporation is Sedmet Exploration Inc. (the "Corporation").

                                   ARTICLE II

         The amount of total authorized capital stock which the Corporation shall have authority to issue is 50,000,000 shares of common stock, each with $0.001 par value, and 1,000,000 shares of preferred stock, each with $0.01 par value. To the fullest extent permitted by the laws of the State of Nevada (currently set forth in NRS 78.195), as the same now exists or may hereafter be amended or supplemented, the Board of Directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of capital stock of the Corporation.

                                   ARTICLE III

         The business and affairs of the Corporation shall be managed by a Board of Directors which shall exercise all the powers of the Corporation except as otherwise provided in the Bylaws, these Articles of Incorporation or by the laws of the State of Nevada. The number of members of the Board of Directors shall be set in accordance with the Company's Bylaws; however, the initial Board of Directors shall consist of one member. The name and address of the person who shall serve as the directors until the first annual meeting of stockholders and until his successors are duly elected and qualified is as follows:

NAME                                                 ADDRESS
----                                                 -------

Dr. Colin Leech Porter                               3550 Quesnel Drive
                                                     Vancouver, B.C. V6L 2W6
                                                     Canada

                                   ARTICLE IV

         The name and address of the incorporator of the Corporation is Craig
A. Stoner, 455 Sherman Street, Suite 300, Denver, Colorado 80203.

                                    ARTICLE V

         To the fullest extent permitted by the laws of the State of Nevada (currently set forth in NRS 78.037), as the same now exists or may hereafter be amended or supplemented, no director or officer of the Corporation shall be liable to the Corporation or to its stockholders for damages for breach of fiduciary duty as a director or officer.

                                   ARTICLE VI

         The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person against all liability and expense (including attorneys' fees) incurred by reason of the fact that he is or was a director or officer of the Corporation, he is or was serving at the request of the Corporation as a director, officer, employee, or agent of, or in any similar managerial or fiduciary position of, another corporation, partnership, joint venture, trust or other enterprise. The Corporation shall also indemnify any person who is serving or has served the Corporation as a director, officer, employee, or agent of the Corporation to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

                                   ARTICLE VII

         The owners of shares of stock of the Corporation shall not have a preemptive right to acquire unissued shares, treasury shares of securities convertible into such shares.

                                  ARTICLE VIII

         Only the shares of capital stock of the Corporation designated at issuance as having voting rights shall be entitled to vote at meetings of stockholders of the Corporation, and only stockholders of record of shares having voting rights shall be entitled to notice of and to vote at meetings of stockholders of the Corporation.

                                   ARTICLE IX

         The initial resident agent of the Corporation shall be the Corporation Trust Company of Nevada, whose street address is 1 East 1st Street, Reno, Nevada 89501.

                                    ARTICLE X

         The provisions of NRS 78.378 to 78.3793 inclusive, shall not apply to the Corporation.

                                   ARTICLE XI

         The purposes for which the Corporation is organized and its powers are as follows:

         To engage in all lawful business; and

         To have, enjoy, and exercise all of the rights, powers, and privileges conferred upon corporations incorporated pursuant to Nevada law, whether now or hereafter in effect, and whether or not herein specifically mentioned.

                                   ARTICLE XII

         One-third of the votes entitled to be cast on any matter by each shareholder voting group entitled to vote on a matter shall constitute a quorum of that voting group for action on that matter by shareholders.

                                  ARTICLE XIII

         The holder of a bond, debenture or other obligation of the Corporation may have any of the rights of a stockholder in the Corporation to the extent determined appropriate by the Board of Directors at the time of issuance of such bond, debenture or other obligation.

         IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation this 18th day of December, 1997.


                                                By /s/ Craig A. Stoner
                                                   ----------------------------
                                                   Craig A. Stoner
                                                   Incorporator


STATE OF COLORADO    )
CITY AND             ) ss.
COUNTY OF DENVER     )

         Personally appeared before me this 18th day of December, 1997, Craig A. Stoner who, being first duly sworn, declared that he executed the foregoing Articles of Incorporation and that the statements therein are true and correct to the best of his knowledge and belief.

         Witness my hand and official seal.


[Notary Seal]                                        /s/ Nancy J. Parks
                                                     --------------------------
                                                     Notary Public

My commission expires:
10/26/98                                             Address:
                                                     455 Sherman Street
                                                     Suite 300
                                                     Denver, CO 80237

[SEAL]
                            CERTIFICATE OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION

1.       Name of corporation: Sedmet Exploration, Inc.

2.       The articles have been amended as follows:

                                    ARTICLE I

         The name of the corporation is Entertainment Boulevard, Inc. (the "Corporation").

3. The vote by which the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 3,400,500 shares of common stock.

4.       Signature:


         /s/ Akbar Alikhan
         -------------------------------
         Akbar Alikhan
         as President and Secretary


                           REPUBLIC OF PAKISTAN      )
United States Embassy      CITY OF KARACHI           )
Pakistan                   CONSULATE GENERAL OF THE  ) ss:
                           UNITED STATES OF AMERICA  )

This instrument was acknowledged before me on

January 28th, 1999 by Akbar Alikhan
as President and Secretary
as designated to sign this certificate
for Sedmet Exploration, Inc.


[SEAL}

/s/ Michael J. Mates
Consul of the United States of America

[SEAL]
                       CERTIFICATE OF DESIGNATION, POWERS,
                      PREFERENCES AND RIGHTS OF THE SERIES
                                       OF
                                 PREFERRED STOCK
                                       OF
                          ENTERTAINMENT BOULEVARD, INC.
                                TO BE DESIGNATED
              8.0% MANDATORILY CONVERTIBLE SERIES A PREFERRED STOCK


         Pursuant to Section 78.1955 of the General Corporation Law of the State of Nevada, I, the undersigned, Stephen Brown, being the President and the Secretary of Entertainment Boulevard, Inc. (the "CORPORATION"), formerly known as Sedmet Exploration, Inc., a corporation organized and existing under the General Corporation Law of the State of Nevada, DO HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of the Corporation by unanimous written consent:

         RESOLVED, that, pursuant to authority expressly granted to and vested in the Board of Directors by the provisions of the Articles of Incorporation, as amended, the Board of Directors hereby creates a series of the preferred stock, $0.01 per share, of the Corporation, with a par value of $0.01 per share and a stated value of $1,000 per share, to be designated "8.0% Mandatorily Convertible Series A Preferred Stock" and to consist of ten thousand (10,000) shares, and hereby fixes the powers, designations, preferences and relative, participating, option and other rights of the shares of such series, and the qualifications, limitations, or restrictions thereof (in addition to those provisions set forth in the Articles of the Incorporation, as amended, which are applicable to the 8.0% Mandatorily Convertible Series A Preferred Stock), as follows:

         Section 1. DESIGNATION, AMOUNT, PAR VALUE, STATED VALUE AND RANK. The aforesaid series of preferred stock shall be designated as 8.0% Mandatorily Convertible Series A Preferred Stock (the "SERIES A PREFERRED STOCK"), and the number of shares so designated shall be 10,000 (which shall not be subject to increase without the consent of the holders of the Series A Preferred Stock ("HOLDERS") pursuant to Section 3 hereof). Each share of Series A Preferred Stock shall have a par value of $0.01 per share and a stated value of $1,000 per share (the "STATED VALUE").

         The Series A Preferred Stock shall rank senior to the Junior Securities (as defined below) in respect of dividend rights and preferences as to distributions and payments upon Liquidation (as defined in Section 4).

         Section 2.  DIVIDENDS.

         (a) Each share of Series A Preferred Stock shall be entitled to receive, in preference to the holders of Junior Securities, cumulative annual dividends at the rate of 8.0% per annum on the Stated Value thereof. Such dividends on such shares shall begin accumulating from the Initial Closing Date and dividends shall be due and payable in cash or as provided in Section 2(b) semi-annually in arrears on the last day of February and August of each year (each, a "DIVIDEND PAYMENT

DATE"), commencing on February 29, 2000. Dividends shall accumulate daily on each share of Series A Preferred Stock from the Initial Closing Date, whether or not earned or declared, until such share of Series A Preferred Stock has been converted or redeemed as herein provided. To the extent dividends are not paid (or added to the Stated Value pursuant to subsection (b) below) on the applicable Dividend Payment Date, such dividends shall be cumulative and shall compound semi-annually until the date of payment of such dividend. To the extent holders purchase their shares of Series A Preferred Stock after the Initial Closing Date, they shall, concurrently with such purchase, return any accrued dividends up to the date of their purchase of Series A Preferred Stock to the Corporation.

         (b) The dividends are payable in such coin or currency of the United States of America as at the time of payment is legal tender, to the Holder of record on the tenth day prior to the applicable Dividend Payment Date and at the address as designated in writing by such Holder thereof from time to time, PROVIDED, HOWEVER, that, in lieu of paying such dividends in coin or currency, the Corporation may, at its option, in full or in part, pay dividends on the shares of Series A Preferred Stock on any Dividend Payment Date by increasing the Stated Value of the Series A Preferred Stock by the amount of such dividend such that the sum of (i) the amount of such increase in the Stated Value and (ii) the amount of cash dividend paid in part, if any, is equal to the amount of the cash dividend which would otherwise be paid on such Dividend Payment Date if such dividend were paid entirely in cash. Any such increase in the Stated Value (plus the amount of cash dividend, if any, paid together therewith) shall constitute full payment of such dividend. When any dividend is added to the Stated Value, such dividend shall, for all purposes of the Series A Preferred Stock, be deemed to be part of the Stated Value for purposes of determining dividends thereafter payable hereunder and amounts thereafter convertible into Common Stock hereunder, and all references herein to the Stated Value shall mean the Stated Value, as adjusted pursuant to these provisions.

         (c) If the Corporation shall elect to pay any part of a dividend by increasing the Stated Value as described in Section 2(b), the Corporation will provide notice at least ten (10) Trading days prior to exercising such option for each applicable Dividend Payment Date setting forth the new Stated Value to each Holder (a "DIVIDEND NOTICE").

         (d) If the cash dividends due hereunder are not paid or the Dividend Notice is not delivered to each Holder prior to the expiration of ten (10) calendar days after the applicable Dividend Payment Date, the Corporation shall no longer have the right to choose the method by which dividends are paid, and each Holder may elect either cash dividends payable by increasing the Stated Value on each share of Series A Preferred Stock held by such Holder.

         (e) Except as specifically provided herein, an election by the Corporation to pay dividends, in full or in part, in cash on any Dividend Payment Date shall not preclude the Corporation from electing any other available alternative in respect of all or any portion of any subsequent dividend.

         (f) So long as any shares of Series A Preferred Stock are outstanding, no dividends, including, without limitation, dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, equity securities of the Corporation to which the Series A Preferred Stock ranks prior (whether with respect to dividends or upon Liquidation or otherwise), including the Common Stock or all future classes of preferred stock of the Corporation that may be issued and outstanding (collectively, the "JUNIOR SECURITIES") or on parity (whether with respect to dividends or upon Liquidation or otherwise) (collectively, the "PARITY SECURITIES"), shall be declared or paid or set apart for payment or other distribution upon the Junior Securities or the Parity Securities, nor shall any Junior Securities or Parity Securities be redeemed, purchased or otherwise acquired for any consideration (or any monies to be paid to, or made available for, a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly (except by conversion to, or exchange for, Junior Securities or Parity Securities, respectively); PROVIDED, HOWEVER, the restrictions set forth in this Section 2(f) shall not apply to dividends payable in shares of Common Stock.

         Section 3. VOTING RIGHTS. The Holders of Series A Preferred Stock shall have the right to vote, together with the holders of all the outstanding shares of Common Stock (and the holders of every other class or series entitled to vote together with such holders) and not by class, except as otherwise required by Nevada law, on all matters on which holders of Common Stock shall have the right to vote. Each Holder of Series A Preferred Stock shall have the right to cast one vote for each share of Series A Preferred Stock held by such Holder. In addition, so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not and shall cause its subsidiaries not to, without the affirmative vote of the Holders of 66-2/3% of the shares of the Series A Preferred Stock then outstanding, (a) amend, alter or change the preferences or rights of any series or class of capital stock of the Corporation (including the Series A Preferred Stock) or the qualifications, limitations or restrictions thereof if such amendment, alteration or change adversely affects the powers, preferences or rights given to the Series A Preferred Stock, (b) alter or amend this Certificate of Designation, (c) authorize or create any class or series of any class of capital stock ranking as to distribution of assets upon a Liquidation or otherwise senior to the Series A Preferred Stock, (d) amend its Articles of Incorporation, bylaws or other charter documents so as to affect adversely any rights of any Holders, (e) increase the authorized number of shares of Series A Preferred Stock, and (f) enter into any agreement with respect to the foregoing.

         Section 4. LIQUIDATION. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "LIQUIDATION"), the Holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, for each share of Series A Preferred Stock an amount equal to the Stated
Value before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders of Series A Preferred Stock shall be distributed among the Holders of Series A Preferred Stock and the holders of all securities ranking pari passu to the Series A Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, or a consolidation or merger of the Corporation with or into any other company or companies shall not be treated as a Liquidation, but instead shall be subject to the provisions of Section 5(c)(vii). The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder of Series A Preferred Stock.

         Section 5.  CONVERSION.

         (a) (i) Each share of Series A Preferred Stock shall be convertible at the option of the Holder into shares of Common Stock (subject to Section 5(a)(iii)) at the Conversion Ratio (as defined in Section 6). One-half of the shares of Series A Preferred Stock held by each Holder may be converted beginning on the 31st day after its respective Original Issue Date, with the remainder becoming convertible on the 91st day after its respective Original Issue Date. The Holders shall effect conversions by surrendering the certificate or certificates representing the shares of Series A Preferred Stock to be converted to the Corporation, together with the form of conversion notice attached hereto as EXHIBIT A (the "CONVERSION NOTICE"). Each Conversion Notice shall specify the number of shares of Series A Preferred Stock to be converted. The date on which such conversion is to be effected shall be the date the Holder delivers such Conversion Notice by facsimile (with the original stock certificates to follow via Federal Express delivery) (the "CONVERSION DATE"). Subject to Section 5(b) hereof, each Conversion Notice, once given, shall be irrevocable. If the Holder is converting less than all shares of Series A Preferred Stock represented by the certificate or certificates tendered by the Holder with the Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Corporation shall promptly deliver to such Holder (in the manner and within the time set forth in Section 5(b)) a certificate for such number of shares as have not been converted.

                  (ii) Subject to the completeness and accuracy of the Holders' representations and warranties herein, upon the conversion of any Series A Preferred Stock by a person who is a non-U.S. Person, and following the expiration of any applicable Restricted Period (as those terms are defined in Regulation S), the Corporation shall, at its expense, take all necessary action (including the issuance of an opinion of counsel) to assure that the Corporation's transfer agent shall issue stock certificates without restrictive legend or stop orders in the name of Holder (or its nominee (being a non-U.S. Person) or such non-U.S. Persons as may be designated by Holder) and in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion, as applicable. Nothing in this Section 5, however, shall affect in any way Holder's or such nominee's obligations and agreement to comply with all applicable securities laws upon resale of the securities.

                  (iii) In no event shall a Holder be permitted to convert any shares of Series A Preferred Stock in excess of the number of such shares upon the conversion of which, (x) the number of shares of Common Stock beneficially owned by such Holder (other than shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock) plus (y) the number of shares of Common Stock issuable upon such conversion of such shares of Series A Preferred Stock, would be equal to or exceed (z) 9.999% of the number of shares of Common Stock then issued and outstanding, including shares issuable on conversion of the Series A Preferred Stock by such Holder after application of this Section 5(a)(iii). As used herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations thereunder. To the extent that the limitation contained in this Section 5(a)(iii) applies, the determination of whether shares of Series A Preferred Stock are convertible (in relation to other securities owned by a Holder) and of which shares of Series A Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of shares of Series A Preferred Stock for conversion shall be deemed to be such Holder's determination of whether such shares of Series A Preferred Stock are convertible (in relation to other securities owned by a Holder) and of which shares of Series A Preferred Stock are convertible, in each case subject to such aggregate percentage limitation, and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. Nothing contained herein shall be deemed to restrict the right of a Holder to convert such shares of Series A Preferred Stock at such time as such conversion will not violate the provisions of this paragraph. The provisions of this
         Section 5(a)(iii) may be waived by a Holder of Series A Preferred Stock as to itself (and solely as to itself) upon not less than 61 days prior notice to the Corporation, and the provisions of this Section 5(a)(iii) shall continue to apply until such 61st day (or later, if stated in the notice of waiver). No conversion in violation of this paragraph but otherwise in accordance with this Certificate of Designation shall affect the status of the securities issued upon such conversion as validly issued, fully-paid and nonassessable.

         (b) (i) Not later than five (5) Trading Days after any Conversion
         Date, the Corporation will deliver to the applicable Holder by express courier (A) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by SECTION 3.1(b) of the Purchase Agreement) representing the number of shares of Common Stock being issued upon the conversion of shares of Series A Preferred Stock (subject to reduction pursuant to Section 5(a)(iii)) and (B) one or more certificates representing the number of shares of Series A Preferred Stock not converted. If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the applicable Holder by the fifth Trading Day after the Conversion Date (the "DELIVERY DATE"), the Holder shall be entitled by written notice to the Corporation at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Corporation shall immediately return the certificates representing the shares of Series A Preferred Stock tendered for conversion, whereupon the Corporation and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice of revocation, except that any amounts described in Sections 5(b)(ii) and (iii) shall be payable through the date notice of rescission is given to the Corporation.

                  (ii) The Corporation understands that a delay in the delivery of the shares of Common Stock upon conversion of shares of Series A Preferred Stock and failure to deliver certificates representing the unconverted shares of Series A Preferred Stock beyond the Delivery Date could result in economic loss to the Holder. If the Corporation fails to deliver to the Holder such certificate or certificates pursuant to this Section hereunder by the

         Delivery Date, the Corporation shall pay to such Holder, in cash, an amount per Trading Day for each Trading Day until such certificates are delivered equal to (i) 1% of the Stated Value of the shares of Series A Preferred Stock requested to be converted for the first five Trading Days after the Delivery Date and (ii) 2% of the Stated Value of the shares of Series A Preferred Stock requested to be converted for each Trading Day thereafter (which amounts shall be paid as liquidated damages and not as a penalty), together with interest on such amount at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full. Nothing herein shall limit a Holder's right to pursue actual damages for the Corporation's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein (including, without limitation, damages relating to any purchase of shares of Common Stock by such Holder to make delivery on a sale effected in anticipation of receiving certificates representing shares of Common Stock upon conversion, as provided in Section 5(b)(iii) below), and such Holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

                  (iii) In addition to any other rights available to the Holder, if the Corporation fails to deliver to the Holder such certificate or certificates pursuant to Section 5(b)(i) by the Delivery Date and if after the Delivery Date the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Underlying Shares which the Holder anticipated receiving upon such conversion (a "BUY-IN"), then the Corporation shall pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) the amount by which
         (A) the Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate Stated Value of the shares of Series A Preferred Stock for which such conversion was not timely honored (which amount shall be paid as liquidated damages and not as a penalty), together with interest thereon at a rate of 15% per annum, accruing until such amount and any accrued interest thereon is paid in full. For example, if the Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 aggregate Stated Value of the shares of Series A Preferred Stock, the Corporation shall be required to pay the Holder $1,000, plus interest. The Holder shall provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In.

         (c) (i) The conversion price for each share of Series A Preferred Stock (the "CONVERSION PRICE") in effect on any Conversion Date shall be the lesser of (A) $2.00 or (B) an amount equal to the average Per Share Market Value for the three Trading Days having the lowest Per Share Market Values (not necessarily consecutive Trading Days) during the 30 Trading Days immediately before the Conversion Date, except that if during any period (a "BLACK-OUT PERIOD") beginning with the date on which the registration statement required to be filed by the Corporation relating to the Underlying Shares is declared effective pursuant to the terms and subject to the conditions set forth in the Registration Rights Agreement, a Holder is unable to trade any Common Stock issued or issuable upon conversion of Series A Preferred Stock immediately due to the postponement of filing or delay or suspension of effectiveness of a registration statement or suspension of trading because the Corporation has otherwise informed such Holder that an existing prospectus cannot be used at that time in the sale or transfer of such Common Stock, such Holder shall have the option but not the obligation on any Conversion Date within ten Trading Days following the expiration of the Black-out Period of using the Conversion Price applicable on such Conversion Date or any Conversion Price selected by such Holder that would have been applicable had such Conversion Date been at any earlier time during the Black-out Period or within the ten Trading Days thereafter.

         Notwithstanding the foregoing, if the Corporation has failed to file a registration statement as required by the Registration Rights Agreement within 30 days after the date (the "FILING DATE") it was required to file such registration statement pursuant to the Registration Rights Agreement or if any registration statement required to be filed by the Corporation pursuant to the Registration Rights Agreement has not been declared effective by the Commission within 30 days after the date it was required to be declared effective by the Commission pursuant to the Registration Rights Agreement, or if the Corporation has allowed any registration statement required to be filed pursuant to the Registration Rights Agreement to lapse for a period of 30 consecutive days, then the Conversion Price shall, immediately after such 30th day, as applicable, be decreased by 3% and shall be further decreased by an additional 0.1% for each subsequent day thereafter until such time as such registration statement is filed, declared effective or had its effectiveness reinstated, as applicable; PROVIDED, that if any such registration statement is not effective within 180 days after the Filing Date, then the Conversion Price shall be decreased by an additional 1.25% for each seven calendar days following such 180th day and continuing until any such registration statement is effective; PROVIDED FURTHER, that the Conversion Price shall not be decreased by more than either $1.00 or 50% of the Per Share Market Value. The provisions of this Section are not exclusive and shall in no way limit the Corporation's obligations under the Registration Rights Agreement.

                  (ii) If the Corporation, any time while any shares of Series A Preferred Stock are outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Securities payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or
         (d) issue by reclassification of shares of Common Stock any shares of capital stock of the Corporation, the applicable Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 5(c)(ii) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

                  (iii) If the Corporation, at any time while any shares of Series A Preferred Stock are outstanding, shall sell or issue additional shares of Common Stock or rights or warrants to acquire shares of Common Stock (subject to the allowances of this Section 5(c)(iii) set forth below) at a price per share less than the Conversion Price then in effect or the Per Share Market Value at the record date mentioned below, excluding any rights of the Holders of the Stock, the applicable Conversion Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such shares, rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such shares, rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at the greater of such Per Share Market Value and such Conversion Price. Such adjustment shall be made whenever such shares, rights or warrants are issued, and shall become effective immediately after the issuance of such shares, rights or warrants or, if such rights or warrants are issued to shareholders of the Corporation, the record date for the determination of shareholders entitled to receive such rights or warrants. However, upon the expiration of any right or warrant to purchase Common Stock the issuance of which resulted in an adjustment in the applicable Conversion Price pursuant to this Section 5(c)(iii), if any such right or warrant shall expire and shall not have been exercised, the applicable Conversion Price shall immediately upon such expiration be re-computed and effective immediately upon such expiration be increased to the price which it would have been (but reflecting any other adjustments in the applicable Conversion Price made pursuant to the provisions of this Section 5 after the issuance of such rights or warrants) had the adjustment of the applicable Conversion Price made upon the issuance of such rights or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants actually exercised.

         Notwithstanding the foregoing, the following actions by the Corporation shall not result in any adjustment to the Conversion Price pursuant to this Section 5(c)(iii): (i) the granting of options or warrants to employees, officers, directors and consultants, and the issuance of shares upon exercise of options granted, under any stock option plan heretofore or hereinafter duly adopted by the Corporation (including any stock options plans which are restated after the date hereof), (ii) the issuance of shares upon exercise of any currently outstanding warrants disclosed in SCHEDULE 2.1(c)(i) of the Purchase Agreement,
         (iii) the issuance of 112,500 shares pursuant to the two bridge loans made to the Corporation as disclosed in SCHEDULE 2.1(s) of the Purchase Agreement, and (iv) the issuance of shares of Common Stock upon conversion or redemption of the Series A Preferred Stock.

                  (iv) If the Corporation, at any time while shares of Series A Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to Holders of Series A Preferred Stock) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Sections 5(c)(ii) and (iii) above), then in each such case the applicable Conversion Price at which each share of Series A Preferred Stock shall thereafter be convertible shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of shareholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; PROVIDED, HOWEVER, that in the event of a distribution exceeding ten percent of the net assets of the Corporation, such fair market value shall be determined by an Independent Appraiser (as defined below) selected in good faith by the Holders of a majority in interest of the shares of Series A Preferred Stock then outstanding; and PROVIDED, FURTHER, that the Corporation, after receipt of the determination by such Independent Appraiser shall have the right to select an additional Independent Appraiser, in good faith, in which case the fair market value shall be equal to the average of the determinations by each such Independent Appraiser. In either case the adjustments shall be described in a statement provided to the Holders of Series A Preferred Stock of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

                  (v) All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

                  (vi) Whenever the applicable Conversion Price is adjusted pursuant to Section 5(c)(ii), (iii) or (iv) (for purposes of this Section 5(c)(vi), each an "adjustment"), the Corporation shall cause its Chief Financial Officer to prepare and execute a certificate setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board made any determination hereunder), and the applicable conversion Price after giving effect to such adjustment, and shall cause copies of such certificate to be delivered to each Holder promptly after each adjustment. Any dispute between the Corporation and the Holders with respect to the matters set forth in such certificate which cannot be resolved by good faith negotiations within a period of 10 days may at the option of the Holders be submitted to one of the national accounting firms currently known as the "big four" selected by the Holders of a majority in interest of the shares of Series A Preferred Stock then outstanding, PROVIDED that the Corporation shall have ten days after receipt of notice from such Holders of their selection of such firm to object thereto, in which case the Holders of a majority in interest of the shares of Series A Preferred Stock then outstanding shall select another firm and the Corporation shall have no right of objection. The firm selected by the Holders of a majority in interest of the shares of Series A Preferred Stock then outstanding as provided in the preceding sentence shall be instructed to deliver a written opinion as to such matters to the Corporation and the Holders within 30 days after submission to it of such dispute. Such opinion shall be final and binding on the parties hereto. The fees and expenses of such accounting firm shall be paid by the Corporation, unless the Corporation prevailed in the dispute, in which case the fees and expenses shall be paid by the Holders.

                  (vii) In case the Corporation after the Original Issue Date shall do any of the following (each, a "TRIGGERING EVENT") (a) consolidate with or merge into any other person and the Corporation shall not be the continuing or surviving corporation of such consolidation or merger, or (b) permit any other person to consolidate with or merge into the Corporation and the Corporation shall be the continuing or surviving person but, in connection with such consolidation or merger, any capital stock (excluding cash paid out on account of fractional shares) of the Corporation shall be changed into or exchanged for securities of any other person or cash or any other property, or (c) transfer all or substantially all of its properties or assets to any other person, or (d) effect a capital reorganization or reclassification of its capital stock, the Holders of the Series A Preferred Stock then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such Triggering Event, and the Holders of the Series A Preferred Stock shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Corporation into which such shares of Series A Preferred Stock could have been converted immediately prior to such Triggering Event would have been entitled. The terms of any such Triggering Event shall include such terms so as to continue to give to the Holders of Series A Preferred Stock the right to receive the securities, cash or property set forth in this Section 5(c)(vii) upon any conversion following such Triggering Event. This provision shall similarly apply to successive Triggering Events.

                  (viii) If:

                           A. the Corporation shall declare a dividend (or any other distribution) on its Common Stock; or

                           B. the Corporation shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or

                           C. the Corporation shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

                           D. the approval of any shareholders of the Corporation shall be required in connection with any Triggering Event; or

                           E. the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation;

         then the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of Series A Preferred Stock, and shall cause to be mailed to the Holders of Series A Preferred Stock at their last addresses as they shall appear upon the stock books of the Corporation, at least 30 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; PROVIDED, HOWEVER, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Holders are entitled to convert shares of Series A Preferred Stock during the 30-day period commencing the date of such notice to the effective date of the event triggering such notice.

         (d) (i) If (1) any shares of Series A Preferred Stock remain outstanding on the third anniversary of its respective Original Issue Date or (2) the shares of Series A Preferred Stock should have a Per Share Market Value of $6.00 or greater (adjusted for splits, dividends and combinations) for 30 consecutive Trading Days, the Corporation shall have the right to cause the Holders to convert such outstanding shares of Series A Preferred Stock into shares of Common Stock at the applicable Conversion Price, in accordance with this Section 5(d)(i) (such date being referred to herein as the "MANDATORY CONVERSION DATE").

                  (ii) The Corporation will send each Holder written notice of any Mandatory Conversion Date and the place designated for mandatory conversion of the Series A Preferred Stock pursuant to this Section 5(d) (the "MANDATORY CONVERSION NOTICE"). The Mandatory Conversion Notice need not be given in advance of the occurrence of the Mandatory Conversion Date. Upon receipt of such notice, each Holder shall surrender the Series A Preferred Stock subject to such conversion pursuant to Section 5(d)(i), to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such Holder is entitled as a result of such Mandatory Conversion. On the Mandatory Conversion Date, all rights with respect to the Series A Preferred Stock so converted, including the rights, if any, to receive notices and vote, will terminate, except only the rights of the Holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which the Series A Preferred Stock have been converted. The Corporation shall deliver to such Holder a certificate or certificates for the number of full shares of Common

         Stock and Warrants into which the Series A Preferred Stock have been converted in accordance with Section 5(d)(ii) hereof, and cash as provided herein with respect to any fraction of a share of Common Stock, in each case, as if such Mandatory Conversion Date were a Conversion Date.

         (e) The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series A Preferred Stock free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders of Series A Preferred Stock, not less than such number of shares of Common Stock as shall (subject to any additional requirements of the Corporation as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 5(c)) upon the conversion of all outstanding shares of Series A Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and the subject of a registration statement.

         (f) Upon a conversion hereunder the Corporation shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Corporation elects not, or is unable, to make such a cash payment, the Holder of a share of Series A Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one share of Common Stock.

         (g) The issuance of certificates for shares of Common Stock on conversion or redemption of Series A Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate.

         (h) Shares of Series A Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of undesignated preferred stock.

         (i) Any and all notices or other communications or deliveries to be provided by the Holders of the Series A Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the President and to the Secretary of the Corporation at the facsimile telephone number or address of the principal place of business of the Corporation as set forth in the Purchase Agreement. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder including, without limitation, any Mandatory Conversion Notice, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each Holder of Series A Preferred Stock at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder as designated by the Holder to the Corporation. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earlier of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:00 p.m., New York City time, (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:00 p.m., New York City time, on any date and earlier than 11:59 p.m., New York City time, on such date, (iii) receipt, if sent by a nationally recognized overnight courier service, or
(iv) actual receipt by the party to whom such notice is required to be given.

         (j) In the event a Holder shall elect to convert any shares of Series A Preferred Stock as provided herein, the Corporation cannot refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law or otherwise, unless, an injunction from a court, on notice, restraining and or adjoining conversion of all or of said shares of Series A Preferred Stock shall have issued and the Corporation posts a surety bond for the benefit of such Holder in the amount of the difference between the Conversion Price and the Per Share Market Value on the Trading Day preceding the date of the attempted conversion multiplied by the number of shares of Series A Preferred Stock sought to be converted, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder in the event it obtains judgment.

         Section 6. DEFINITIONS. For the purposes hereof, the following terms shall have the following meanings.

         "COMMON STOCK" means the common stock, $0.01 par value per share, of the Corporation and stock of any other class in which such shares may hereafter have been reclassified or changed.

         "CONVERSION RATIO" means the number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock determined by the application of the following formula where "D" equals the accumulated but unpaid dividends (whether or not earned or declared) for each share of Series A Preferred Stock (not previously added to the Stated Value pursuant to Section 2 hereof) as of the applicable Conversion Date:

                           Stated Value + D
                           ----------------
                           Conversion Price

         "INDEPENDENT APPRAISER" means a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Corporation) that is regularly engaged in the business of appraising the capital stock or assets of corporations or other entities as going concerns, and which is not affiliated with either the Corporation or any Holder.

         "NASDAQ" means the National Association of Securities Dealers Automated Quotation System.

         "ORIGINAL ISSUE DATE" means the date of the first issuance by the Corporation of shares of the Series A Preferred Stock regardless of the number of transfers of any particular share of Series A Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series A Preferred Stock. Such date shall coincide with the Initial Closing Date as defined in the Purchase Agreement.

         "PER SHARE MARKET VALUE" means on any particular date (a) the closing bid price per share of the Common Stock on such date on the OTC Bulletin Board, The Nasdaq Small Cap Market, the Nasdaq National Market or other registered national stock exchange on which the Common Stock is then traded or listed or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or (b) if the Common Stock is not traded or listed then on the OTC Bulletin Board, The Nasdaq Small Cap Market, the Nasdaq National Market or any registered national stock exchange, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by NASDAQ or in the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the Common Stock is not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the holder, or (d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Independent Appraiser selected in good faith by the Holders of a majority in interest of the shares of the Series A Preferred Stock; PROVIDED, HOWEVER, that the Corporation, after receipt of the determination by such Independent Appraiser, shall have the right to select an additional Independent Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Independent Appraiser; and PROVIDED, FURTHER that all determinations of the Per Share Market Value shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period. The determination of fair market value by an Independent Appraiser shall be based upon the fair market value of the Corporation determined on a going concern basis as between a willing buyer and a willing seller and taking into account all relevant factors determinative of value, and shall be final and binding on all parties. In determining the fair market value of any shares of Common Stock, no consideration shall be given to any restrictions on transfer of the Common Stock imposed by agreement or by federal or state securities laws, or to the existence or absence of, or any limitations on, voting rights.

         "PERSON" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

         "PURCHASE AGREEMENT" means the Securities Purchase Agreement, as from time to time amended, dated as of the Original Issue Date, among the Corporation and the original Holders of the Series A Preferred Stock.

         "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, as from time to time amended, dated as of the Original Issue Date, by and among the Corporation and the original Holders.

         "TRADING DAY" means (a) a day on which the Common Stock is traded on the OTC Bulletin Board, the NASDAQ Small Cap Market, the Nasdaq National Market or other registered national stock exchange on which the Common Stock has been traded or listed, or (b) if the Common Stock is not traded or listed on the OTC Bulletin Board, The Nasdaq Small Cap Market, the Nasdaq National Market or any registered national stock exchange, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); PROVIDED, HOWEVER, that in the event that the Common Stock is not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

         "UNDERLYING SHARES" means the number of shares of Common Stock into which the shares of Series A Preferred Stock are convertible in accordance with the terms hereof and the Purchase Agreement.

         IN WITNESS WHEREOF, we have subscribed this document on the date set opposite each of our names below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.

Date:  September 1, 1999                  ENTERTAINMENT BOULEVARD, INC.


                                           /s/ Stephen Brown
                                           ---------------------------------
                                           Name:  Stephen Brown
                                           Title:  President


                                           /s/ Stephen Brown
                                           ---------------------------------
                                           Name:  Stephen Brown
                                           Title:  Secretary

                                    EXHIBIT A

                          ENTERTAINMENT BOULEVARD, INC.
                                CONVERSION NOTICE

Reference is made to the Certificate of Designation, Powers, Preferences and Rights of the Series of Preferred Stock of Entertainment Boulevard, Inc. to be Designated 8.0% Mandatorily Convertible Series A Preferred Stock (the "CERTIFICATE OF DESIGNATION"). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Preferred Stock, par value $0.01 per share and stated value [$1,000] per shares (the "PREFERRED SHARES"), of Entertainment Boulevard, Inc., a Nevada corporation (the "Corporation"), indicated below into shares of Common Stock, par value $0.001 per share (the "COMMON STOCK"), of the Corporation, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

                  Date of Conversion:

                  Number of Preferred Shares to be converted:

                  Stock certificate no(s). of Preferred Shares to be converted:

         The Common Stock have been sold pursuant to the Registration Statement
         (as defined in the Registration Rights Agreement):  YES___   NO___

Please confirm the following information:

                           Conversion Price: $___________

If the conversion price is based on the average Per Share Market Value for the three Trading Days having the lowest Per Share Market Value during the 30 Trading Days immediately before the Conversion Date, pursuant to Section 5(c)(i) of the Certificate of Designation, please list the dates of the three Trading Days used in calculating the Conversion Price below:

                           Trading Days:_______________

                  Number of shares of Common Stock to be issued:

                           ----------------------------

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Corporation in the following name and to the following address:

         Issued to:_______________________________________

         Facsimile Number:________________________________

         Authorization:___________________________________

                  By:_______________________________________
                  Title:____________________________________

         Dated:___________________________________________

         Account Number:__________________________________
                           (if electronic book entry transfer)

         Transaction Code Number:__________________________________
                           (if electronic book entry transfer)


                                 PRICES ATTACHED

STATE OF NEVADA
SECRETARY OF STATE

I hereby certify that this is a true and complete copy of the document as filed in this office.

SEP. 02 '99

/s/ Dean Heller
DEAN HELLER
SECRETARY OF STATE

By: /s/ D. Farmer
---------------------